Exhibit 77K: Changes in Accountants


      1(i) As of September 30, 2004, Registrant dismissed Kaufman Rossin & Co., P.A., the independent accountants who had previously been engaged as the principal accountants to audit the Registrant's financial statements.

      (ii) Kaufman Rossin & Co., P.A. report on the financial statements of Registrant for either of the two fiscal years ended November 30, 2003 and November 30, 2002 did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

      (iii) The decision to change accountants was approved by the Audit Committee of the Board of Trustees and by the Board of Trustees each on August 14, 2004.

      (iv) During the Registrant's two most recent fiscal years there were no disagreements with Kaufman Rossin & Co., P.A. on any matter of accounting principles or practices, financial statement disclosure of auditing scope or procedure, which disagreements, if not resolved to the satisfaction of that firm, would have caused it to make a reference to the subject matter of the disagreement in connection with its report.

      (v) Within Registrant's two most recent fiscal years there were no events of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Act of 1933, as amended.

      2. On August 14, 2004 Registrant by action of its Board of Trustees and Audit Committee taken on August 14, 2004, engaged Cohen McCurdy, Ltd as the principal accountant to audit the Registrant's financial statements for the fiscal year ending November 30 2004. Prior to the engagement of Cohen McCurdy, Ltd., and during Registrant's fiscal year neither Registrant nor anyone on its behalf consulted Cohen McCurdy, Ltd. Regarding either (i) the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Registrant's financial statements or (ii) any matter that was either the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or a reportable event (as described in paragraph (a)(1)(v) of said Item
            304).

Exhibit 77K

September 30, 2004


Mr. Jeff Cimbal
Ashport Mutual Funds
800 Brickell Avenue, Ste. 103
Miami, Florida 33131

Dear Jeff:

This letter should serve to confirm that the client-auditor relationship between Ashport Mutual Funds (Large Cap Fund, Small/Mid Cap Fund, and Global Fixed Income Fund) (SEC File No.'s 333-55944 and 811-10301) and Kaufman, Rossin & Co., P.A. has ceased effective today, September 30, 2004.

Very truly yours,

KAUFMAN ROSSIN & CO., P.A.


/s/ James R. Kaufman, CPA
James R. Kaufman, CPA

Cc:      Office of the Chief Accountant
         SECPS Letter File
         Securities and Exchange Commission
         450 Fifth Street, NW
         Washington, DC  20549
         (by fax to (202) 942-9656 and mail)